PROSPECTUS SUPPLEMENT NO. 16	Filed Pursuant to Rule 424(b)(3)
To Prospectus dated April 17, 2014	Registration No. 333-191003

PROSPECTUS

25,994,922 Shares of Common Stock

This Prospectus Supplement supplements the Prospectus dated April 17, 2014 (the “Prospectus”), relating to the offer and sale by the selling security holders identified in the Prospectus of up to 25,994,922 shares of common stock of Ireland Inc. (the “Company”).

This Prospectus Supplement includes the Company’s Form 8-K filed with the Securities and Exchange Commission on April 8, 2015 (the “Form 8-K”).

The information contained in the report included in this Prospectus Supplement is dated as of the date of the Form 8-K. This Prospectus Supplement should be read in conjunction with the Prospectus dated April 17, 2014. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus dated April 17, 2014.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

This Prospectus Supplement No. 16 is Dated April 8, 2015

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 1, 2015
Date of Report (Date of earliest event reported)

IRELAND INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-50033	91-2147049
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

2360 West Horizon Ridge Parkway, Suite 100
Henderson, NV	89052
(Address of principal executive offices)	(Zip Code)

(702) 932-0353
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

2015 Executive Officer Compensation

Effective as of April 1, 2015, the Board of Directors for Ireland Inc. (the “Company”) fixed the annual independent consulting fee payable to DOSA Consulting, LLC for the services of Douglas D.G. Birnie to act as the Corporation’s Chief Executive Officer, President and Secretary at $70,000.

Effective April 1, 2015, the Board fixed the annual cash compensation for the following executive officers as follows:

Name	Position	Annual Salary
Robert D. McDougal	Chief Financial Officer and Treasurer	$90,000
David Z. Strickler, Jr.	Chief Operating Officer	$200,000

The Board also granted non-qualified stock purchase options to those executive officers for the purchase of up to 3,500,000 shares of the Company’s common stock under the Company’s 2007 Stock Incentive Plan at a price of $0.40 per share, vesting and expiring as follows:

Number of Options to Vest			Vesting Date	Expiration Date
Douglas D.G. Birnie Chief Executive Officer, President and Secretary	Robert D. McDougal Chief Financial Officer and Treasurer	David Z. Strickler, Jr. Chief Operatin g Officer
300,000	50,000	75,000	Apr. 1, 2015	Mar. 31, 2020

300,000	50,000	75,000	Jun. 30, 2015	Jun. 30, 2020

300,000	50,000	75,000	Sept. 30, 2015	Sept. 30, 2020

300,000	50,000	75,000	Dec. 31, 2015	Dec. 31, 2020

150,000	100,000	150,000

The date that the Corporation completes the re-assay of all 35 drill holes completed during the Corporation’s 2007-2010 drill programs and located within the North and South Sand Zones of the Columbus Project, provided that these options shall not vest unless (a) the re-assaying program is completed on or before Dec. 31, 2015; and (b) the average grade among all of the re-assayed drill samples is significantly greater than the average grade of the original assays for the same samples. Whether any increase in average grade is significant, and the date that the above vesting conditions have been satisfied, if at all, shall be as determined by the independent directors of the Corporation, acting reasonably.

If these options do not vest on or before Dec. 31, 2015, the expiration date for these options shall be Dec. 31, 2015.

If these options vest on or before Dec. 31, 2015, the expiration date for these options shall be the 5th year anniversary of the particular vesting date.

150,000	100,000	150,000

The first date after the date of these resolutions that the closing price for the Corporation’s common stock (as quoted by the principal market or exchange on which such shares trade) exceeds $1.20 per share for 20 consecutive trading days.

				The date that is the 5th year anniversary of the particular vesting date.

Number of Options to Vest			Vesting Date	Expiration Date
Douglas D.G. Birnie Chief Executive Officer, President and Secretary	Robert D. McDougal Chief Financial Officer and Treasurer	David Z. Strickler, Jr. Chief Operatin g Officer
1,500,000	400,000	600,000	Total

Each of the options granted to the executive officers will automatically vest and become exercisable upon the occurrence of a change in control of the Company.

ITEM 8.01	OTHER EVENTS.

Independent Director Cash Compensation

Effective April 1, 2015, the Board of Directors for Ireland Inc. (the “Company”) fixed the annual gross cash compensation payable to the Company’s independent directors at $12,000 each.

Grant of Options to Independent Directors

Effective April 1, 2015, the Company granted to its independent directors non-qualified stock options to purchase an aggregate of 1,000,000 shares of the Company’s common stock under the Company’s 2007 Stock Incentive Plan at an exercise price of $0.40 per share. The options vest, and expire, as follows:

Number of Options to Vest
Mark H. Brennan	Steven A. Klein	Vesting Date	Expiration Date
Independent Director	Independent Director
125,000	125,000	Apr. 1, 2015	Mar. 31, 2020
125,000	125,000	Jun. 30, 2015	Jun. 30, 2020
125,000	125,000	Sept. 30, 2015	Sept. 30, 2020
125,000	125,000	Dec. 31, 2015	Dec. 31, 2020
500,000	500,000	Total

Each of the options granted to the independent directors will automatically vest and become exercisable upon the occurrence of a change in control of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRELAND INC.
Date: April 8, 2015
	By:	/s/ Douglas D.G. Birnie

		Name:	Douglas D.G. Birnie
		Title:	Chief Executive Officer